NEWS RELEASE

1717 West Collins Avenue
Orange, CA 92867
(714) 516-7400

Contact:	Gregory D. Waller Chief Financial Officer Phone: (714) 516-7400

For Immediate Release

SYBRON DENTAL SPECIALTIES, INC. REPORTS
25% INCREASE IN FIRST QUARTER NET INCOME

ORANGE, CA (January 26, 2004): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection prevention, announced today its financial results for its first fiscal quarter ended December 31, 2003.

FIRST QUARTER RESULTS

Net sales for the first quarter of fiscal 2004 totaled $131.9 million, compared to $120.1 million in the prior year period, an increase of 9.7%. Sybron’s total internal net sales growth rate, which excludes the net sales of the August 2003 SpofaDental acquisition and currency fluctuations, was 1.5% for the first quarter. The lower than normal internal growth rate was the largely the result of a decrease in the net sales of the Company’s LED curing light. The Company’s consumable products, which represented approximately 96% of total net sales in the first quarter of fiscal 2004, had an internal net sales growth rate of 5.9% in the first quarter of fiscal 2004. The LED curing light was introduced in the first quarter of fiscal 2003 and generated significant net sales during that quarter.

Net income for the first quarter of fiscal 2004 was $11.9 million, or $0.30 per diluted share, an increase of 24.9% over net income of $9.6 million, or $0.25 per diluted share, in the same period of the previous year.

In the first quarter of fiscal 2004, Sybron generated $17.6 million in free cash flow, defined as cash flows from operating activities of $20.3 million minus capital expenditures of $2.7 million. This compares with free cash flow of $21.4 million in the same period of the previous year (cash flows from operating activities of $22.1 million minus capital expenditures of $0.7 million).

“We are pleased with our results in the first quarter, as our total sales exceeded our expectations,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “We continue to have exceptional momentum in the orthodontics segment, as we are educating more doctors about the benefits of utilizing our high-end brackets. We also continue to make inroads into the endodontic market through our expanded product line.”

ORMCO AND KERR HIGHLIGHTS

During the first quarter, the Company’s Ormco subsidiary generated internal net sales growth of 12.5%, with double-digit growth in both domestic and international sales. Ormco continues to experience strong growth in sales of its Damon 2 self-ligating brackets, which is partially attributable to increasing attendance at the Company’s educational forums for orthodontists. Ormco’s sales were also positively impacted by a strong response to the introduction of the Inspire Ice™ clear-ceramic bracket, which is an enhanced version of the Company’s flagship aesthetic bracket, as it is stronger and easier to remove.

During the first quarter, internal net sales at the Company’s Kerr subsidiary declined by 6.5%, compared to the first quarter of fiscal 2003. As expected, Kerr faced a difficult prior year comparison due to significant sales in the first quarter of 2003 that were largely driven by the launch of its popular LED curing light.

“Kerr’s first quarter 2004 sales were also impacted by our distribution partners increasing their purchases in the previous quarter before our price increases took effect,” said Mr. Pickrell. “As a result, dealer inventories were somewhat higher than we anticipated going into the quarter. However, the most recent industry data indicates that end-user demand for our products continues to be strong, and we believe that dealer inventories were worked down in the first two months of the first quarter, as the order flow improved during December.”

Kerr’s overall sales were positively impacted by the acquisition of SpofaDental, which continues to capitalize on Central and Eastern European markets that are experiencing strong levels of growth for general dental products.

FIRST QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the first quarter of 2004 were 54.6%, compared with 53.7% in the first quarter of 2003. The improvement in overall gross margin from the previous year is primarily attributable to higher gross margins at the Company’s Ormco subsidiary, due to increased sales of higher margin products and higher volumes, which absorbed more overhead expenses at Ormco’s production facilities.

Selling, general and administrative expenses (SG&A) were $48.5 million, or 36.8% of net sales, in the first quarter of 2004, compared with $43.1 million, or 35.9% of net sales, in the same period of the prior year. In the first quarter of fiscal 2004, SG&A increased as a percentage of sales due to higher R&D expenditures, expenses related to the development of a direct endodontic sales force in Europe, and increased marketing and educational programs at Ormco.

Research and development expenditures were $3.1 million in the first quarter of 2004, an increase of 14.8% from the $2.7 million in the same period of the prior year.

Operating income for the first quarter of 2004 was $23.5 million, compared to $21.5 million in the first quarter of 2003. Cash flow from operations was $20.3 million, compared with $22.1 million in the first quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $27.1 million. Operating income was 17.8% and EBITDA was 20.6% of net sales for the quarter. First quarter 2004 EBITDA is calculated by adding net income of $11.9 million, income taxes of $5.9 million, other expense (including interest expense) of $5.6 million, and depreciation and amortization of approximately $3.7 million.

Sybron’s effective tax rate in the first quarter of fiscal 2004 was 33%, compared to 38% in the same period of the prior year. The reduced tax rate is primarily attributable to the benefits resulting from the Company’s consolidation of several of its European facilities into Switzerland, which has a lower tax rate.

Net trade receivables were $86.6 million and days sales outstanding (DSOs) were 61.1 days at December 31, 2003, which compares with 60.9 days at December 31, 2002. Net inventory was $85.4 million at the end of the first quarter and inventory days were 130 days, which compares to 153 days at December 31, 2002.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $2.7 million in the first quarter of fiscal 2004, compared with $0.7 million in the same period of the previous year.

The average debt outstanding for the quarter was approximately $269.8 million with an average interest rate of 7.48%. The Company paid down $18.8 million of debt in the first quarter, leaving total debt outstanding of approximately $258.9 million at December 31, 2003.

Sybron’s capital structure was 53.6% debt and 46.4% equity at December 31, 2003. This compares with 70.3% debt and 29.7% equity at December 31, 2002.

Cash and cash equivalents were $23.0 million at December 31, 2003, compared with $22.9 million at September 30, 2003.

OUTLOOK

As part of the Company’s continuing efforts to enhance efficiencies and optimize capacity utilization throughout its manufacturing facilities, Sybron has implemented a plan to close Ormco’s Tijuana facility over the next four quarters and transfer production to other facilities in Mexico. When the closure is completed, the Company expects that the facility rationalization will result in annual savings of $1.7 million, which will positively impact the Company’s gross margins. Over the next four quarters, the Company expects to record $2.1 million in expenses related to this closure. In addition, the Company expects that inventory levels will modestly increase in the next few quarters, as inventory of certain products is built to cover demand during the transition of production to the new facilities.

Sybron expects the plant closure will result in the following expenses and cost savings in each quarter:

	Expenses	Cost Savings	Pre-Tax Impact

Q2 2004	$899,000	$0	$(899,000)
Q3 2004	$549,000	$137,000	$(412,000)
Q4 2004	$399,000	$246,000	$(153,000)
Q1 2005	$256,000	$357,000	$101,000
Q2 2005	$0	$429,000	$429,000

The Company continues to explore other opportunities to increase capacity utilization and believes it can further consolidate its facilities to yield positive gross margin benefits.

For the second quarter of fiscal 2004, Sybron expects revenue to range from $144 million to $149 million, and diluted earnings per share to range from $0.39 to $0.43. Overall internal net sales growth is expected to range within historical levels. For the remainder of fiscal 2004, operating expenses are expected to be negatively impacted by approximately $750,000 in expenses each quarter related to Sarbanes-Oxley compliance efforts.

The Company also reaffirmed its expectations of diluted earnings per share in the range of $1.50 to $1.60 for the full fiscal 2004 year.

“We believe we have a number of catalysts that will contribute to the expected sales growth in the remainder of fiscal 2004,” said Mr. Pickrell. “Our efforts to ramp-up the education and marketing programs for the Damon 2 self-ligating bracket are yielding strong results. We have more than triple the number of seminars planned for fiscal 2004 than we held last year, and based on preliminary interest levels, we expect attendance at each seminar to increase by approximately 30%. We believe we are clearly building momentum in the marketplace as more orthodontists learn about the benefits to both patient and doctor that result from using the Damon 2 system, and we have developed a clear leadership position in what is becoming a growing trend in orthodontics. We believe we can achieve further market share gains as we introduce extensions to our line of high-end brackets throughout fiscal 2004 and continue to increase practitioner awareness through our education and marketing programs.

“We also have 18 new products scheduled for launch this fiscal year that we expect will contribute to Kerr’s growth. Within that new product pipeline, we have a new resin cement that can capitalize on the strong growth we are seeing in the adhesives category, an enhanced composite, and a number of product extensions to our popular LED curing light that will provide customers with a wider range of price options.

“We believe that the overall growth of the general dental, orthodontic and endodontic markets, the increasing shift towards high-end brackets, and the steady flow of new products scheduled for introduction throughout the year positions Sybron to generate another year of profitable growth for our shareholders,” said Mr. Pickrell.

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use EBITDA and free cash flow as measures of a company’s historical ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL

The Company will host a conference call on Tuesday, January 27th at 1:00 p.m. Eastern Standard Time to review the information in this press release and respond to questions. The dial-in number for the call is (888) 273-9885 passcode “Sybron Dental” for domestic callers and (612) 332-0523 passcode “Sybron Dental” for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Standard Time on Tuesday, January 27th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 716808 for domestic callers and (320) 365-3844, passcode 716808 for international callers. The telephone replay will be available through 3:00 a.m. Eastern Standard Time on January 30, 2004.

The website replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com. The website replay will be available through February 3, 2004.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to the timing of the closure of its Tijuana facility, the savings the closure will generate and the effect the closure will have on gross margins; its future revenue; earnings per share; organic growth; the demand for its products; the introduction and sales of new products; and the success of its self ligating orthodontic brackets are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	December 31,
	2003	2002

Net sales	$131,857	$120,149
Cost of sales	59,899	55,574

Gross profit	71,958	64,575
Selling, general and administrative expenses	48,193	42,714
Amortization of intangible assets	309	404

Total selling, general and administrative expenses	48,502	43,118

Operating income	23,456	21,457
Other expense:
Interest expense	(5,160)	(5,576)
Amortization of deferred financing fees	(407)	(421)
Other, net	(54)	(33)

Income before income taxes	17,835	15,427
Income taxes	5,886	5,862

Net income	$11,949	$9,565

Earnings per share:
Basic earnings per share	$0.31	$0.25

Diluted earnings per share	$0.30	$0.25

Weighted average basic shares outstanding	38,310	37,990
Weighted average diluted shares outstanding	39,897	38,259

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	December 31,	September 30,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$23,047	$22,868
Accounts receivable (less allowance for doubtful receivables of $2,417 and $2,247 at December 31, 2003 and September 30, 2003, respectively)	86,638	103,565
Inventories	85,407	84,239
Deferred income taxes	4,530	4,896
Prepaid expenses and other current assets	12,390	11,624

Total current assets	212,012	227,192
Property, plant and equipment, net of accumulated depreciation of $95,935 and $92,273 at December 31, 2003 and September 30, 2003, respectively	81,292	80,750
Goodwill	260,974	258,590
Intangible assets, net	16,388	16,455
Other assets	28,412	28,672

Total assets	$599,078	$611,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,455	$19,620
Current portion of long-term debt	4,508	3,714
Income taxes payable	15,904	16,274
Accrued payroll and employee benefits	22,660	28,712
Restructuring reserve	1,463	1,486
Accrued rebates	11,712	9,872
Accrued interest	731	3,901
Other current liabilities	8,406	10,917

Total current liabilities	80,839	94,496
Long-term debt	104,438	124,008
Senior subordinated notes	150,000	150,000
Deferred income taxes	11,709	13,748
Other liabilities	28,058	21,422
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000,000 shares, 38,387,634 issued and 38,285,224 shares issued and outstanding at December 31, 2003 and September 30, 2003, respectively	384	383
Additional paid-in capital	76,875	74,934
Retained earnings	137,993	126,044
Accumulated other comprehensive income	8,782	6,624

Total stockholders’ equity	224,034	207,985

Total liabilities and stockholders’ equity	$599,078	$611,659

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2003	2002

Cash flows from operating activities:
Net income	$11,949	$9,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,355	2,851
Amortization of intangible assets	309	404
Amortization of deferred financing fees	407	421
(Gain) loss on sales of property, plant and equipment	(5)	206
Provision for losses on doubtful receivables	197	209
Inventory provisions	1,069	1,082
Deferred income taxes	(1,673)	(2,612)
Tax benefit from issuance of stock under employee stock option plan	278	—
Changes in assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in accounts receivable	16,757	(254)
(Increase)/decrease in inventories	(1,910)	1,888
(Increase)/decrease in prepaid expenses and other current assets	(766)	671
Decrease in accounts payable	(4,165)	(2,082)
Increase in income taxes payable	(370)	3,111
Increase/(decrease) in accrued payroll and employee benefits	(6,052)	1,875
Increase in accrued rebates	1,840	2,802
Decrease in restructuring reserve	(23)	(581)
Decrease in accrued interest	(3,170)	(3,245)
Increase/(decrease) in other current liabilities	(2,511)	842
Net change in other assets and liabilities	4,790	4,942

Net cash provided by operating activities	20,306	22,095

Cash flows from investing activities:
Capital expenditures	(2,679)	(730)
Proceeds from sales of property, plant, and equipment	118	6
Payments for intangibles	(232)	(364)

Net cash used in investing activities	(2,793)	(1,088)

Cash flows from financing activities:
Proceeds from credit facility	33,500	36,500
Principal payments on credit facility	(51,210)	(45,387)
Proceeds from long-term debt	818	846
Principal payments on long-term debt	(2,030)	(1,866)
Payment of deferred financing fees	—	(473)
Cash received from exercise of stock options	1,142	44
Cash received from ESP Plan	522	—

Net cash provided used in financing activities	(17,258)	(10,336)

Effect of exchange rate changes on cash and cash equivalents	(76)	(1,570)
Net increase in cash and cash equivalents	179	9,101
Cash and cash equivalents at beginning of period	22,868	12,652

Cash and cash equivalents at end of period	$23,047	$21,753

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
INTERNAL GROWTH
For periods ended December 31, 2003

	Professional		Total
	Dental	Orthodontics	SDS

Quarter	-6.5%	12.5%	1.5%

	Total SDS
	Foreign	Domestic

Quarter	2.1%	1.0%

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